Exhibit 10.1

Employment Agreement
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and is made effective as of April 13, 2022 (the “Effective Date”), by and between Meritage Homes Corporation, a corporation organized under the laws of the State of Maryland (the “Company”), and Malissia Clinton (“Executive”) (the Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”), all with reference to the following:
WHEREAS, the Company desires to employ Executive, and Executive is willing and able to accept such employment, upon the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.Defined Terms. Capitalized terms not otherwise defined shall have the meanings set forth in Exhibit A.
2.Term. Executive’s employment shall begin on April 18, 2022 (the “Employment Commencement Date”). Subject to earlier termination in accordance with Section 6 of this Agreement, Executive shall be employed by the Company for a term commencing on the Effective Date and ending on December 31, 2022 (the “Initial Term”), and, upon the expiration of the Initial Term, for successive one-year periods thereafter (each, a “Renewal Term”), unless (i) written notice of non-renewal is given no less than sixty (60) days prior to the expiration of the applicable term by either Party hereto; or (ii) Executive’s employment is terminated earlier pursuant to Section 6 of this Agreement. References to the “Term” shall be deemed to include the Initial Term or any Renewal Term, as applicable.
3.Position and Duties.
(a)Position. During the Term, Executive shall serve as the Company’s Executive Vice President, General Counsel and Secretary of the Company. Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”). In such capacity, Executive shall have the duties, functions, responsibilities, and authority customarily appertaining to that position and shall have such other duties, functions, responsibilities, and authority consistent with such position as are from time to time delegated to her by the CEO.
(b)Duties. Executive shall have supervision, control over, and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the CEO, provided that such supervision, control over, responsibilities and duties are consistent with Executive’s position or other positions that she may hold from time to time. Executive shall devote substantially all of her business time and attention to the performance of Executive’s duties hereunder and to the Company’s affairs and shall not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the rendition of such services, either directly or indirectly; provided, that nothing herein shall preclude Executive from (i) serving on the board of directors of a single for-profit company that does not, in the sole judgment of the Company’s Board of Directors (the “Board”), compete with the Company; (ii) serving on civic or charitable boards or committees (iii) reasonable participation in community, charitable and industry-related (e.g., American Bar Association) organizational activities; and/or (iv) managing personal investments, so long as all such activities described in clauses (i) through (iv) above do not unreasonably interfere with the Executive’s performance of her duties to the

Company as provided in this Agreement and, in the case of the activities described in clauses (i) - (iii), are disclosed to the Board.
(c)Principal Place of Employment. Executive’s initial principal place of employment during the Term shall be 8800 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260, or as shall be designated by the CEO, subject to the terms and conditions of this Agreement. The Parties acknowledge that Executive may be required to travel in connection with the performance of her duties hereunder.
(d)Corporate Policies. During the Term, Executive shall be subject to all of the Company’s corporate governance, ethics, and executive compensation and other policies as in effect from time to time.
(e)Compensation, Benefits, Other Items Applicable to Executive. During the Term, Executive shall be entitled to the compensation and benefits described in Sections 4 and 5 of this Agreement. Other items applicable to Executive during the Term are as set forth in Exhibit B.
4.Compensation.
(a)Base Salary. During the Term, Executive shall receive an annual base salary (the “Base Salary”) of five hundred fifteen thousand dollars ($515,000), payable in regular installments in accordance with the Company’s usual payroll practices. Executive’s Base Salary is subject to annual review and may, in the Compensation Committee’s discretion, be increased or decreased under the Company’s standard compensation policies for executive-level employees. As so adjusted, the term “Base Salary” shall refer to the adjusted amount.
(b)Annual Incentive Bonus. During the Term, Executive shall be entitled to annual incentive compensation (the “Bonus”) subject to the achievement of certain performance goals established by the Committee and to other terms and conditions as set forth on Exhibit C.
(c)Equity Awards.
(i)Annual Awards. For each calendar year during the Term, Executive shall be eligible to receive a Performance Share Award and/or a Restricted Stock Unit Award under the Meritage Homes Corporation 2018 Stock Incentive Plan, or any successor thereto (the “Stock Incentive Plan”), subject to the achievement of certain performance goals established by the Compensation Committee pursuant to the Stock Incentive Plan and other terms and conditions, as set forth in Exhibit D and Exhibit E (each, an “Annual Award”). The Annual Awards shall be made on terms and conditions that are consistent with those on which awards are made to other executive officers of the Company, except as the Compensation Committee may otherwise specify in its sole discretion. Except as otherwise provided herein, each Annual Award will be subject to the terms of the Stock Incentive Plan and the individual award agreement pursuant to which it is made.
(ii)Previous Annual Awards. Notwithstanding the provisions of the previous paragraph (i) to the contrary, Annual Awards granted to the Executive prior to the Effective Date shall continue to be governed by the terms and conditions of the Previous Agreement.
5.Employee and Fringe Benefits; Expense Reimbursements.

(a)Employee Benefits. During the Term, Executive and her eligible dependents (if any) shall be able to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than the basis on which such benefits and perquisites are provided by the Company from time to time to other executive officers.
(b)ERISA Severance Plan Benefits. Executive shall be eligible to participate in the Company’s Severance Plan; benefits available under that Severance Plan are contingent on Executive’s continued eligibility for that plan as well as actions required to be taken by Executive in order to be considered a “Participant” in that Severance Plan. Company acknowledges and agrees that, as of the Effective Date, Executive has taken all actions to be considered a “Participant” in the Severance Plan and, accordingly, will remain a “Participant” during the Term. Any amounts or benefits payable under the Severance Plan shall be governed by the terms and conditions of that plan, and shall not be governed by this Agreement.
(c)Paid Time Off. Executive shall be entitled to paid vacation each year in accordance with the Company’s then-current vacation policy for other executive-level employees. The rules relating to other absences from regular duties for holidays, sick or disability leave, leave of absence without pay, or for other reasons, shall be the same as those provided to the Company’s other executive officers.
(d)Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company for Executive or as otherwise provided for in the Company’s approved travel budget) in performing services hereunder. In addition, Executive shall be entitled to reimbursement for: (i) dues and membership fees in professional organizations and industry associations in which Executive is currently a member or becomes a member (including, but not limited to, annual bar dues for the State Bar of California); and (ii) mandatory continuing legal education (MCLE). Any reimbursement that Executive is entitled to receive shall (i) be paid as soon as practicable and in any event no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expenses that are eligible for reimbursement in any tax year and (ii) not be subject to liquidation or exchange for another benefit.
6.Termination of Employment. Except for the provisions intended to survive for other periods of time as specified in Section 15(n) below, this Agreement and Executive’s employment shall terminate (i) at any time upon mutual written agreement of the Parties; (ii) by the Company, immediately and without prior notice, for Cause as provided in Section 6(a); (iii) by Executive for Good Reason as provided in Section 6(b); (iv) immediately upon Executive’s death or Disability as provided in Section 6(c); or (v) by the Company without Cause as provided in Section 6(b); or (vi) by Executive voluntarily with advance written notice as provided in Section 6(a). The date on which Executive’s employment ends under this Section 6 shall be referred to herein as her “Termination Date.”
(a)Termination for Cause; Voluntary Termination. At any time during the Term, (i) the Company may immediately terminate Executive’s employment for Cause, and (ii) Executive may terminate her employment “voluntarily” (that is, other than by death, Disability or for Good Reason); provided, that Executive will be required to give the Board at least sixty (60) days’ advance written notice of any such termination; provided, however, that the Board may waive all or any part of the foregoing notice requirement in its sole discretion, in which case Executive’s voluntary termination will be effective upon the date specified by the Board. Upon the termination of Executive’s employment by the Company for Cause or by Executive’s voluntary termination, Executive shall receive the Accrued Obligations. All other benefits, if any, due to Executive following Executive’s termination of employment pursuant to this Section 6(a) shall be determined in accordance with the plans, policies and practices of the Company as then in effect, including but not necessarily limited to the Severance Plan. Executive shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date. Notwithstanding anything in this Section 6 to the contrary, in the event Executive is terminated for Cause, the Company will provide notice to the Executive outlining the reason(s) underlying the termination within one business day of such termination; for the avoidance of doubt, the foregoing notice provision is not a condition precedent to a termination for Cause.
(b)Termination for Good Reason by Executive or Without Cause by the Company. At any time, (i) Executive may terminate her employment for Good Reason; and (ii) the Company may terminate Executive’s employment hereunder without Cause, in either case pursuant to this Section 6(b). Upon the termination of Executive’s employment pursuant to this Section 6(b), Executive shall receive the Accrued Obligations. In addition, subject to Executive’s compliance with the requirements set forth in the Severance Plan and continued compliance with the provisions of Sections 7 through 11 of this Agreement and Executive’s execution, delivery and non-revocation of an effective release of claims against the Company and certain related persons and entities in substantially the form attached hereto as Exhibit F (the “Release”), which Release shall be delivered to Executive within five (5) business days following the Termination Date and which must be executed (and not revoked) by Executive within the time specified in the Release (the “Release Period”), Executive shall be entitled to the severance benefits as provided in Section 3.1 of the Severance Plan pursuant to the terms and conditions of that plan. However, if upon Executive’s termination of employment under this Section 6(b) the Executive satisfies the service requirement under the Severance Plan to be considered eligible for “Retirement” under that Severance Plan, then the Executive shall be permitted to make an election in Section 3.1(g) of the Severance Plan to receive severance benefits due to Retirement under Section 3.4 of the Severance Plan in lieu of the severance benefits otherwise payable under Section 3.1 of the Severance Plan; the timing of this election is as set forth in Section 3.1(g) of the Severance Plan.
(c)Termination Due to Death or Disability.
(i)Death. Executive’s employment with the Company shall terminate upon Executive’s death. Upon the termination of the Term and Executive’s employment as a result of this Section 6(c)(i), Executive’s estate shall receive the Accrued Obligations within fifteen (15) days following the Termination Date. Additionally, Executive’s estate will receive a lump-sum payment (less applicable withholding taxes) equal to the Executive’s Target Bonus (as defined in Exhibit C hereto) in the year of termination of employment due to death. Such lump-sum amount shall be payable within sixty (60) days following Executive’s death. All other payments or benefits, if any, due to Executive’s estate following Executive’s termination due to death shall be determined in accordance with the plans, policies and practices of the Company as then in effect; provided, that Executive’s estate shall not be entitled to any severance payments or benefits under any other agreement or any severance plan, policy or program of the Company (excluding any group health benefit plans). Executive’s estate shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date.
(ii)Disability. The Company may terminate Executive’s employment if she becomes unable to perform the essential functions of her position as a result ofher Disability. Upon any termination of the Term and Executive’s employment pursuant to this Section 6(c)(ii), Executive shall receive the Accrued Obligations. Additionally, Executive will receive a lump-sum payment (less applicable withholding taxes) equal to the Executive’s Target Bonus in the year of termination of employment due to Disability. Such lump-sum amount shall be payable upon the later of: (x) sixty (60) days following termination of employment due to Disability, or (y) such later date required by Section 15(g)(i). Executive shall not earn or accrue any additional or other benefits under this Agreement following the Termination Date.
(iii)Equity Compensation Provisions. In the event Executive’s employment is terminated due to death or Disability, notwithstanding any other provision in any applicable equity compensation plan (including but not necessarily limited to the Stock Incentive Plan), the Severance Plan, and/or individual award agreement, the following provisions shall apply with respect to grants of equity compensation upon such death or termination due to Disability:
(1)Accelerated Vesting of Equity Awards.
(A)One hundred percent (100%) of the Executive’s then-outstanding and unvested stock options that are subject to time-based vesting will become vested in full;
(B)any and all service conditions imposed on the Executive’s then-outstanding and unvested performance shares will be waived as of the Executive’s Termination Date; provided, however, that if an outstanding performance share is to be determined based on the achievement of performance criteria, then the performance share will be determined based on the actual performance and attainment of the performance criteria over the relevant performance period(s) and paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement, but not later than March 15 of the calendar year following the calendar year following the end of the applicable performance period for each such award;
(C)any and all service conditions imposed on the Executive’s then-outstanding and unvested time-based restricted stock grant (or restricted stock unit grant) will be waived as of the Executive’s Termination Date; provided, however, that if an amount payable under an outstanding restricted stock grant (or restricted stock unit grant) is to be determined based on the achievement of performance criteria, then the restricted stock grant (or restricted stock unit grant) will be determined based on the actual performance and attainment of the performance criteria over the relevant performance period(s) and paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement, but not later than March 15 of the calendar year following the calendar year following the end of the applicable performance period for each such award;

(D)any and all service conditions imposed on the Executive’s then-outstanding and unvested performance Restricted Stock Units will be waived as of the Executive’s Termination Date; provided, however, that if settlement of any such outstanding Restricted Stock Units is to be determined based on the achievement of performance criteria, then settlement of such performance Restricted Stock Unit will be determined based on the actual performance and attainment of applicable performance criteria over the relevant performance period(s) and paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement, but not later than March 15 of the calendar year following the calendar year following the end of the applicable performance period for each such Restricted Stock Unit award.
(2)Extended Post-Termination Exercise Period. The Executive’s outstanding and vested stock options as of the Executive’s Termination Date will remain exercisable until the twelve (12) month anniversary of the Termination Date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant.
(d)Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written notice of termination to the other Party in accordance with this Section 6. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
7.Confidentiality and Non-Solicitation.
(a)Acknowledgements. Executive acknowledges:
(i)Company has provided and shall continue to provide Executive with its goodwill (a legitimate business interest of the Company) and Confidential Information so that Executive can perform her duties. Because Company would suffer irreparable harm if Executive misused its goodwill or disclosed Confidential Information, it is reasonable to protect the Company against misuse and disclosure of such information by Executive.
(ii)Because Executive will have continued access to and receive Confidential Information and will establish, maintain and increase Company’s goodwill with its customers, employees and others, and because the services provided by Executive for Company are a significant factor in the creation of valuable, special and unique assets that are expected to provide Company with a competitive advantage, Company would suffer irreparable harm if Executive competed unfairly with Company (as described more fully below). Accordingly, it is reasonable to protect Company against potential unfair competition by Executive.

(iii)The promises in this Section are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on Executive and the public. Executive acknowledges and agrees that the Company’s provision of Confidential Information and grant of the initial Annual Award described in Section 4(c)(i) above shall each serve as adequate and independent consideration for the covenants set forth in this Section 7.
(b)Agreements Not to Solicit Employees or Customers. As a condition of employment and to protect Company’s Confidential Information and competitive position, Executive promises and agrees that during her employment and for a period of twelve (12) months following her separation from the Company for any reason, Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, consultant, advisor or otherwise) will not, directly or indirectly, either for her own benefit or the benefit of any other person or entity:
(i)Solicit, recruit, induce, entice, encourage, hire, directly recruit, or in any way cause any officer or manager who is or was an employee of Company within the twelve (12) months prior to Executive’s separation of employment, or after, to terminate his/her employment with Company. This restriction is limited to those employees with whom Executive worked, had business contact, or about whom Executive gained non-public or Confidential Information while employed with the Company.
(ii)Solicit, contact, or communicate with any person or company for the purpose of engaging in a business that is the same or similar to the Company’s business at the time Executive’s employment ends, who was a customer of the Company during the twelve (12) months preceding Executive’s separation and whom Executive contacted, solicited, serviced, or sold services to as an Executive of the Company (either directly or indirectly as a supervisor) at any time during the twelve (12) months preceding the date of Executive’s separation. Executive also agrees not to induce any customer, supplier or other person with whom the Company engaged in business, or to the knowledge of Executive planned or proposed to engage in business, during the twelve (12) months preceding the date of Executive’s separation, to terminate any commercial relationship with the Company.
(iii)The effective time period of the restrictions set forth in this Section 7 shall be tolled during any period of time a legal proceeding brought by the Company against Executive to enforce this Agreement is pending or during any period of time in which the Executive is in violation of this Agreement.
8.Non-Disclosure of Intellectual Property, Trade Secrets, and Confidential Information.
(a)Executive agrees that, unless otherwise required by law, Executive will forever keep secret all Confidential Information of the Company, and Executive will not use it for Executive’s own private benefit, or directly or indirectly for the benefit of others, and Executive will not disclose Confidential Information to any other person, directly or indirectly.
(b)If Executive is legally compelled (by subpoena, interrogatory, request for documents, investigative demand or similar process) to disclose Confidential Information, Executive shall give Company prompt, prior written notice so Company can seek an appropriate remedy or waive compliance. Executive shall furnish only that portion of the Confidential

Information required on advice of legal counsel, and shall exercise Executive’s best efforts to obtain an order or assurance that any Confidential Information disclosed will be treated by others in a confidential manner.
(c)The foregoing provisions notwithstanding, Company employees, contractors, and consultants may disclose trade secrets in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may disclose related trade secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to court order.
9.Non-Disparagement.
(a)Executive agrees that she will not make or cause to be made any oral or written statements that are derogatory, defamatory, or disparaging concerning the Company, its policies or programs, or its past or present officers, directors, employees, agents, or business associates, including but not limited to its past or present suppliers or vendors, or take any actions that are harmful to the business affairs of the Company or its employees. Executive also agrees that she will not make or cause to be made any oral or written statements regarding the Company’s Confidential Information (as defined above) to any third party, including, but not limited to, the general public (for example, via postings or publications on the internet), the media, financial analysts, auditors, institutional investors, consultants, suppliers, vendors, or business associates, or agents and/or representatives of any of the foregoing, unless the statement is (i) expressly authorized by the Company in writing, or (ii) required by law. This provision is a material and substantial term of this Agreement.
(b)Company agrees that it will not make any public statement that is derogatory, defamatory, or disparaging concerning Executive, and will instruct the members of the Board and the Company’s executives to refrain from making any derogatory, defamatory, or disparaging public statements concerning Executive. For the avoidance of doubt, under this Agreement, references to the Company’s “executives” or “executive officers” are to the Company’s named executive officers as disclosed by the Company pursuant to Item 402 of Regulation S-K.
10.Severability. If any provision, subsection, or sentence of this Agreement shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision, subsection, or sentence had not been contained herein.
11.Executive Representation. Executive hereby represents that she is not subject to any contract or other restriction that would prevent, or in any way interfere with, her accepting employment with the Company and performing any or all of Executive’s duties contemplated pursuant to this Agreement. Executive further acknowledges that the Company has directed her to not misappropriate any confidential information or trade secrets from any prior employer or third party for use in the performance of her duties with the Company. Executive further represents to the Company that she has not been sanctioned, excluded, debarred, suspended, or otherwise prohibited from the practice of law in any jurisdiction, and that, to her knowledge, there is no reason to believe that she will not be admitted to practice law in the State of Arizona as an in-house counsel.

12.Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of Sections 7, 8, or 9(a) (each a “Covenant” and together the “Covenants”) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of a breach of any of the Covenants, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and, in the case of either a breach or a threatened breach of any of the Covenants, and without waiving its right to arbitration as provided in Section 15(f), seek equitable relief before a court of competent jurisdiction, in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available. Company acknowledges and agrees that the Executive’s remedies at law for a breach or threatened breach of Section 9(b) would be inadequate and Executive would suffer irreparable damages as a result of such breach or threatened breach. Accordingly, Company agrees that Executive shall be entitled to, without waiving her right to arbitration as provided in Section 15(f) and in addition to any legal remedies available, seek equitable relief before a court of competent jurisdiction, in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available without posting bond or proving actual damages.
13.Conflicts of Interest. Executive agrees that for the duration of this Agreement, she will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) which might adversely affect Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which Company does business or accepting any payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which Company does business, and that Executive will promptly inform the Chair of the Audit Committee as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to Chair of the Audit Committee any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.
14.Intellectual Property; Assignment of Inventions.
(a)Assignment and License of Rights. Executive assigns to Company all of Executive’s rights in Intellectual Property that Executive makes or conceives during Executive’s employment, whether as a sole or joint inventor, whether made during or outside working hours, and whether made on Company premises or elsewhere. Executive grants to Company an unlimited, unrestricted, worldwide, royalty-free, fully paid right to access, use, modify, add to, and distribute any Intellectual Property that Executive developed and reduced to a practical form prior to Executive’s employment with Company, its affiliates or subsidiaries, and that Executive includes in any Intellectual Property assigned to Company. Executive understands and acknowledges that “Intellectual Property” means, for purposes of this Agreement, any information of a technical and/or business nature, such as ideas, discoveries, inventions, trade secrets, know-how, and writings and other works of authorship which relate in any manner to the actual or anticipated business or research and development of Company, its affiliates or subsidiaries.
(b)Assist Documentation. Upon request at any time and at the expense of Company or its nominee and for no additional personal remuneration, Executive agrees to execute and sign any document that Company considers necessary to secure for or maintain for the benefit of Company adequate patent and other property rights in the United States and all foreign countries with respect to any Intellectual Property. Executive also agrees to assist Company as required and at Company expense to obtain and enforce these rights.
(c)Disclosure. During the Term, Executive agrees to promptly disclose to Company any Intellectual Property when conceived or made by Executive, whether in whole or in part, and to make and maintain adequate and current records of it. If Executive’s employment ends for any reason, Executive agrees to promptly turn over to Company all models, prototypes, drawings, records, documents, and the like in Executive’s possession or under Executive’s control, whether prepared by Executive or others, relating to Intellectual Property, and any other work done for Company. Executive acknowledges that these items are the sole property of Company.
15.Miscellaneous.
(a)Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement and is signing the Agreement voluntarily and with full knowledge of its significance; (ii) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound; (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that would interfere with the performance of her duties hereunder; and (iv) Executive shall not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of her duties hereunder, except with valid written consent of such other person or party. Executive has carefully read and considered all provisions of these Agreements and acknowledges that this is an important legal document that sets forth restrictions on Executive’s conduct as a condition of employment with the Company.
(b)Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(c)Successors and Assigns.
(i)This Agreement is personal to Executive and shall not be assignable by Executive but shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.
(ii)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 15(d)(iii) below, shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).
(iii)The Agreement shall be assignable by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, that the Company shall require such successor to expressly assume and agree to perform this

Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined in this Agreement and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.
(d)Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (iii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail.
If to Executive, to such address as shall most currently appear on the records of the Company.
If to the Company, to:
Meritage Homes Corporation
8800 East Raintree Drive, Suite 300
Scottsdale, Arizona 85260
Attention: Chairman of the Compensation Committee of the Board of Directors and Chief People Officer
(e)GOVERNING LAW; CONSENT TO JURISDICTION; JURY TRIAL WAIVER. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF MARYLAND OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ARIZONA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE LAW OF THE STATE OF ARIZONA (EXCEPT TO THE EXTENT SUPERSEDED BY THE LAWS OF THE UNITED STATES) WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO JURISDICTION IN MARICOPA COUNTY, ARIZONA. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT OR ARBITRATION PROCEEDING IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.
(f)Resolution of Disputes. Any dispute, controversy, or claim, whether contractual or non-contractual, between the Parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the Parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). The Parties agree that before the proceeding to arbitration that they will mediate their disputes before the AAA by a mediator approved by the AAA. Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Company and Executive. All such disputes, controversies or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the Parties hereto are unable to agree on the mediator or the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award damages to the prevailing Party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in the Phoenix/Scottsdale metropolitan area. The Company shall pay all AAA, mediation, and arbitrator’s fees and costs. The arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing Party. Notwithstanding anything in the foregoing to the contrary, disputes concerning any cash or benefits payable under the Severance Plan shall be subject to the dispute resolution provisions of that plan, and not this Agreement.
(g)Compliance with Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any interest and additional tax that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A.
(i)Notwithstanding anything herein to the contrary, (x) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment that are considered a “deferral of compensation” within the meaning of Section 409A is necessary in order to prevent any interest and additional tax under Section 409A (and/or the acceleration of the timing of taxation of the deferred compensation), then the Company will defer the commencement of the portion of such payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) to the extent necessary to comply with Section 409A until the first business day to occur following the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date otherwise permitted under Section 409A); and (y) if any other payments of money or other benefits due to Executive hereunder could cause the Executive to incur any interest and additional tax under Section 409A (and/or the acceleration of the timing of taxation of the deferred compensation), such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, mutually agreed upon between the Executive and the Board, that does not cause any such interest and additional tax under Section 409A (and/or the acceleration of the timing of taxation of the deferred compensation) and preserves, to the maximum extent possible, the economic value of the payments and benefits under this Agreement.
(ii)In the event that payments under this Agreement are deferred pursuant to this Section 15(g) in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified under this Section 15(g) in a lump sum, together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date. All remaining payments due under this Agreement will be paid in accordance with the normal dates specified in this Agreement.
(iii)Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.
(iv)Each payment made under this Agreement shall be considered separate payments and not one of a series of payments for purposes of Section 409A.
(v)Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (B) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
(h)Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(i)Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting Party is hereby waived by each Party.
(j)Entire Agreement. The Stock Incentive Plan and the Severance Plan are hereby incorporated by reference into this Agreement. This Agreement, all Exhibits attached hereto, the Stock Incentive Plan and the Severance Plan constitute the entire agreement between the Parties as of the Effective Date and supersedes all previous agreements and understandings between the Parties with respect to the subject matter hereof.
(k)Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.
(l)Section Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(m)Cooperation. During the Term and at any time thereafter, Executive agrees to cooperate, at Company’s expense, (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company; and

(ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.
(n)Survival. Sections 6 through 12, inclusive, and Sections 14 and 15(b)-(p), inclusive, shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or of Executive’s employment with the Company.
(o)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(p)Recoupment/Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which may be subject to recovery under any law, government regulation, company policy or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, company policy or stock exchange listing requirement to the extent reasonably required by any such law, government regulation, company policy or stock exchange listing requirement, as determined by the Board in its sole and absolute discretion. For purposes of this Section 15(p), a “company policy” means any written company policy adopted by the Company that is made available to the Company’s executive officers through electronic or any other means.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
[Remainder of page intentionally left blank – signatures appear on the following page]

The Parties have executed this Agreement as of the date first above written.
Company
Meritage Homes Corporation

By:    /s/ Phillippe Lord
Name:    Phillippe Lord
Title:    Chief Executive Officer

Executive

/s/ Malissia Clinton
Malissia Clinton

EXHIBIT A
DEFINED TERMS
1.“Accrued Obligations” shall mean, at any point in time and except as expressly provided herein, any amounts to which the Executive is entitled to payment but have not yet been paid to Executive including, but not limited to, each of the following (but only to the extent such amounts are vested, earned or accrued at the time of payment): Base Salary, earned but unpaid incentive compensation amounts described in Sections 4(b) and 4(c) above, and any other payments, retention bonuses, entitlements or benefits vested, earned or accrued but unpaid under applicable benefit and compensation plans, programs and other arrangements with the Company and/or any of its subsidiaries, including payment of Accrued Obligations as such term is defined in the Severance Plan.
2.“Affiliate” of a Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.
3.“Board” shall mean the Company’s board of directors.
4.“Cause” shall mean the occurrence of one or more of the following: (i) Executive’s malfeasance, willful, or gross misconduct, or willful dishonesty that materially harms the Company or its stockholders; (ii) Executive’s conviction of a felony that is materially detrimental to the Company or its stockholders; (iii) Executive’s conviction of, or entry of a plea nolo contendere to a felony that materially damages the Company’s financial condition or reputation or to a crime involving fraud; (iv) Executive’s material violation of the Company’s Code of Ethics, including breach of duty of loyalty in connection with the Company’s business; (v) Executive’s willful failure to perform duties under this Agreement, after notice by the Board and an opportunity to cure; (vi) Executive’s failure to reasonably cooperate with, or Executive’s impedance or interference with, an investigation authorized by the Board; (vii) Executive’s failure to follow a legal and proper Board directive, after notice by the Board and a 30 (thirty) day opportunity to cure; or (viii) Executive’s willful misconduct or gross negligence pursuant to the Sarbanes-Oxley Act, if and to the extent such conduct triggers a restatement of the Company’s financial results.
5.“Code” shall mean the Internal Revenue Code of 1986, as amended.
6.“Compensation Committee” shall mean the compensation committee of the Board.
7.“Confidential Information” shall mean any and all confidential, non-public, and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether now existing or developed during Executive’s employment. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all proprietary rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of
Exhibit A

conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, Executive is free to use information which is generally known in the trade or industry through no breach of this agreement or other wrongful act or omission by Executive, and Executive is free to discuss the terms and conditions of Executive’s employment with others and to use her own skill, knowledge, know-how and expertise to the extent permitted by law.
8.“Disability” means Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Whether Executive is Disabled shall be determined by a qualified medical provider selected by the Company. Alternatively, Executive will be deemed Disabled if determined to be totally disabled by the Social Security Administration. Termination of employment resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company to Executive of Company’s intention to terminate Executive’s employment due to Disability. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before his or her termination becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked. In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations, to be performed by a qualified medical provider selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld), which are relevant to a determination of whether Executive has incurred a Disability; and (ii) agrees to furnish to the qualified medical provider selected by the Company such medical information as may be reasonably requested.
9.“Good Reason” shall have the meaning prescribed to such term under the Severance Plan.
10. “Restricted Business” shall mean (i) any business conducted by the Company or its affiliates during the Term that relates to or concerns (directly or indirectly) any Confidential Information provided to Executive or learned by Executive as a result of Executive’s duties or assignments for the Company, and/or (ii) any business competitive with the business conducted by the Company or its affiliates during the Term that relates to or concerns (directly or indirectly) any Confidential Information provided to Executive or learned by Executive as a result of Executive’s duties or assignments for Company. The geographic scope of the restriction contained in Section 7 is limited to those locations where, (1) during the twelve (12) month period preceding the Termination Date, either the Company operates or has provided products or services to customers or (2) as of the Termination Date, has initiated plans to, and is reasonably anticipated to, operate or provide products or services to customers, within the twelve (12) month period following the Termination Date.
Exhibit A

11.“Severance Plan” shall mean that certain Meritage Homes Corporation Executive Severance Plan, as may be amended from time to time.
12.“Section 409A” shall mean Code section 409A together with all regulations and regulatory guidance promulgated thereunder, as amended from time to time.
Exhibit A

EXHIBIT B

ADDITIONAL COMPENSATION, BENEFITS AND OTHER PROVISIONS

A.    Directors and Officers Liability Insurance; Indemnification. In the event of termination of Executive’s employment, (i) Executive shall remain covered under the directors and officers liability insurance maintained by the Company in commercially reasonable amounts (as determined by the Board) to the same extent as executives of the Company; and (ii) Executive shall remain eligible for indemnification by the Company to the extent provided for in the Company by-laws in effect from time to time, provided that such indemnification shall not be less favorable than the indemnification provided for in the Company’s by-laws in effect as of January 1, 2022.

B.    Supplemental Term Life and Disability Insurance. The Company shall provide Executive with term life insurance in the amount of three million dollars ($3,000,000), or, at the Company’s option, reimbursement of premiums paid by Executive for an individual term life policy acquired by Executive, up to a maximum premium reimbursement of ten thousand dollars ($10,000) per calendar year. The Company will also provide Executive with supplemental disability insurance with monthly benefits of $20,000 in the event of Executive’s total disability (or reimburse Executive premiums paid for by Executive for an individual disability policy acquired by Executive). “Disability” for purposes of this paragraph will have the definition as set forth in the Executive’s disability policy; provided that, in lieu of such disability benefit, the Executive may elect to receive any combination of disability and/or long term care benefit(s) so long as the Company’s cost of such other benefit(s) does not exceed the Company’s cost of a disability benefit providing for monthly benefits of $20,000. Executive shall be responsible for all taxes related to the foregoing life insurance and disability insurance premiums; the Company will withhold taxes applicable to such payments. Any reimbursements under this paragraph shall be subject to the requirements set forth in Section 5(d) of the Agreement.
C.    Financial Relocation Assistance. To assist with the relocation of the Executive and the Executive’s family to the Phoenix/Scottsdale metro area, the Company shall provide financial relocation assistance to the Executive (“Relocation Assistance”) as follows:
1.    A relocation bonus of one hundred twenty five thousand dollars ($125,000) shall be paid to Executive in a single lump sum (reduced for applicable tax withholding as required by law) within the first two regular payroll dates following the Employment Commencement Date.
2.     Additionally, during 2023 the Company will provide Executive with up to fifty thousand dollars ($50,000) to relocate furnishings and household goods from Executive’s current primary residence in California to the Phoenix/Scottsdale metro area. Executive may utilize the Company’s preferred relocation provider, or at Executive’s discretion, Executive may use a relocation provider of Executive’s choice. If Executive chooses her own relocation provider, Executive will be reimbursed for relocation expenses actually incurred by Executive, up to $50,000; this reimbursement will be payable to Executive no earlier than January 1, 2023 and no later than December 31, 2023. Whether through the Company’s preferred relocation provider or through reimbursement of expenses incurred, the maximum amount available under this subparagraph 2 will not exceed $50,000 and no such relocation allowance or relocation expense reimbursement will be
Exhibit B

payable to Executive prior to January 1, 2023 (for the avoidance of doubt, the relocation allowance or reimbursement actually provided to Executive will be taxable to Executive in 2023 and amounts actually paid to Executive will be reduced for applicable tax withholding as required by law).
3.    Additionally, if Executive’s employment with the Company is terminated prior to April 18, 2024, for any reason other than (a) Executive’s death, (b) Executive’s Disability, (c) Executive’s involuntary termination by the Company without Cause, or (d) termination by Executive for Good Reason, Executive is required to repay, and hereby agrees to repay within ten (10) business days of Executive’s Termination Date, Relocation Assistance previously paid to Executive under subparagraphs 1 and 2, above, as follows:
i.     Where Executive’s Termination Date occurs prior to April 18, 2023, Executive’s repayment obligation is equal to one hundred percent (100%) of all Relocation Assistance previously provided to her.
ii.     Where Executive’s Termination Date occurs on or after April 18, 2023 but prior to April 18, 2024, Executive’s repayment obligation is the prorated portion of the Relocation Assistance previously provided to her, based on calendar months of employment with the Company divided by twenty-four (24). For example, if termination occurs during the month of June 2024 (i.e., the Executive’s 14th month of employment as measured from the Employment Commencement Date), Executive’s repayment obligation would be the previously paid Relocation Assistance multiplied by 41.67% (= 10 / 24).
D.    Attorneys’ Fees. The Company shall reimburse reasonable attorneys’ fees incurred by Executive for drafting and reviewing this Agreement and all related documents within sixty (60) days after it is signed by the Parties, up to an amount not to exceed $5,000. To be eligible for reimbursement, all requests for, and payment of, reimbursement under this paragraph D must occur within the timeframe set forth in Section 5(d) of the Agreement.

Exhibit B

EXHIBIT C

BONUS

A.    Bonus Opportunity. For each Performance Period, as defined in paragraph B below, Executive shall be entitled to A Bonus based on her Target Bonus, as set forth in paragraph C below, subject to the achievement of certain performance goals.

B.    Performance Period. For purposes of this Exhibit C, the Performance Period shall generally be the 12 month period beginning on January 1 of each calendar year during the Agreement Term and any Renewal Term.

C.    Target Bonus and Bonus. Executive’s initial Target Bonus shall be five hundred fifteen thousand dollars ($515,000) for the Performance Period ending December 31, 2022, and is subject to proration under paragraph E below to reflect Executive’s employment with the Company starting on the Employment Commencement Date. For future Performance Periods during Executive’s employment under this Agreement, the Executive’s Target Bonus will remain at $515,000, or such greater amount as may be provided in a written notice to the Executive from the Committee. Executive’s Bonus that is payable for any Performance Period, if any, shall be an amount ranging from 0% to 200% of the Target Bonus (or such upper percentage limit as otherwise established in writing by the Committee), contingent upon the achievement of one or more performance goals established by the Committee for such Performance Period, as set forth in paragraph D.

D.    Performance Goals. No later than 90 days after the commencement of each Performance Period, the Committee shall, in its sole discretion, establish in writing one or more pre-established, objective performance goals for such Performance Period. Such performance goal(s) shall state, in terms of an objective formula or standard, the amount of the Target Bonus payable to Executive upon achievement of each such performance goal (or any specified threshold, intermediate, target, maximum or other level with respect thereto).

E.    Pro Rata Bonus. A pro rata Bonus, where applicable, shall be an amount equal to (1) the Bonus otherwise determined by the Committee based upon actual performance for the Performance Period in accordance with the foregoing provisions of this Exhibit C, multiplied by (2) a fraction, the numerator of which is the number of days that Executive is employed by the Company during the Performance Period, and the denominator of which is the total number of days in the Performance Period.

F.    Payment. Except as otherwise provided in the Agreement, any Bonus payable under this Exhibit C (including any pro rata Bonus determined under paragraph E) shall be paid in cash to Executive at the time(s) determined by the Committee in its reasonable discretion, provided that the Bonus shall be paid in its entirety no later than March 15 of the calendar year following the calendar year to which the payment relates.

Exhibit C

EXHIBIT D

PERFORMANCE SHARE AWARD

A.    Performance Share Opportunity. For each Performance Period, as defined in paragraph B below, Executive shall be granted a Performance Share Award (“PSA”) under the Stock Incentive Plan giving Executive the right to receive shares of common stock of the Company (“Shares”), based on a target specified in paragraph C below and subject to the achievement of certain performance goals. The vesting provisions of each PSA awarded hereunder shall be as provided in the actual award issued to the Executive evidencing the terms of the PSA.

B.    Performance Period. For purposes of this Exhibit D, the Performance Period shall be the three year period beginning on January 1 of each calendar year during the Initial Term and any Renewal Term.

C.    Shares. A target number of Shares with a fair market value on the date of grant, based on the closing price of the Company’s stock on such date, of two hundred eighty nine thousand six hundred eighty seven dollars ($289,687) shall be established for the PSA for the Performance Period beginning January 1, 2022. Thereafter, and subject to the approval of the Committee, a target number of Shares with a fair market value on the date of grant, based on the closing price of the Company’s stock on such date, of a minimum of three hundred eighty six thousand two hundred fifty dollars ($386,250) shall be established for the PSA for each Performance Period beginning on and after January 1, 2023, or such greater amount as may be provided in a written notice to the Executive from the Committee. The PSA that is payable for any Performance Period, if any, shall be an amount ranging from 0% to 150% of such target number of Shares, contingent upon the achievement of one or more performance goals established by the Committee for such Performance Period, as set forth in paragraph D. Notwithstanding the foregoing, the maximum number of shares deliverable pursuant to any PSA shall not exceed the maximum number of shares that could be granted during a calendar year under the Stock Incentive Plan.

D.    Performance Goals. No later than 90 days after the commencement of each Performance Period, the Committee shall, in its sole discretion, establish in writing one or more pre-established, objective performance goals for such Performance Period. Such performance goal(s) shall state, in terms of an objective formula or standard, the amount of the target number of Shares determined under paragraph C for such Performance Period payable to Executive upon achievement of each such performance goal (or any specified threshold, intermediate, target, maximum or other level with respect thereto).

E.    Stock Incentive Plan. This Exhibit D, subject to any action taken by the Committee pursuant thereto, shall be subject to the terms and conditions of the Stock Incentive Plan. If there is any conflict between the provisions of the Agreement or this Exhibit D and the Stock Incentive Plan or any award agreement, the Agreement or this Exhibit D (as applicable) shall control.

F.    Vesting and Payment. Vesting of each PSA shall be as set forth in the award agreement underlying the PSA. Except as otherwise provided in the Agreement, any PSAs payable under this Exhibit D shall be settled by delivery of whole Shares to Executive at the time(s) determined by the Committee in its reasonable discretion, provided that such Shares shall be delivered (and such cash, if any, shall be paid) no later than March 15 of the calendar year following the Performance Period to which the payment relates.
Exhibit D

However, for the initial PSA award, Shares shall be delivered no earlier than the three (3) year period after the date the RSU award is granted.

G.    Performance-Based Restricted Stock Units. The Company may grant Executive performance based restricted stock units in lieu of the PSAs; provided, however, that such restricted stock units shall be on the same terms and conditions as the PSAs and the provisions herein and in the Agreement with respect to PSAs shall apply to the performance based restricted stock units.

Exhibit D

EXHIBIT E

RESTRICTED STOCK UNIT AWARD

A.    Restricted Stock Unit. For each Performance Period beginning on and after January 1, 2022, as defined in paragraph C below, and subject to the approval of the Committee, Executive shall be granted a Restricted Stock Unit Award (“RSU”) under the Stock Incentive Plan giving Executive the right to receive shares of common stock of the Company (“Shares”) with a fair market value on the date of grant, based on the closing price of the Company’s stock on such date, of two hundred eighty nine thousand six hundred eighty seven dollars ($289,687). In each subsequent calendar year, and subject to the approval of the Committee, Executive shall be granted an RSU giving Executive the right to receive shares of common stock of the Company (“Shares”) with a fair market value on the date of grant, based on the closing price of the Company’s stock on such date, of three hundred eighty six thousand two hundred fifty dollars ($386,250), or such greater amount as may be provided in a written notice to the Executive from the Committee. Notwithstanding the foregoing, the maximum number of Shares deliverable pursuant to any RSU shall not exceed the maximum number of Shares that could be granted during a calendar year under the Stock Incentive Plan, reduced by the maximum number of shares deliverable pursuant to a PSA granted under Exhibit D during the same calendar year. The vesting provisions of each RSU awarded hereunder shall be as provided in the actual award issued to the Executive evidencing the terms of the RSU.

B.    Vesting Period. For purposes of this Exhibit E, the Vesting Period for an RSU award shall be the three (3) year period beginning on the date an RSU award is granted.

C.    Performance Period. For purposes of this Exhibit E, the Performance Period for an RSU award shall be the three (3) year period beginning on January 1 of each calendar year during the Agreement Term and any Renewal Term.

D.    Performance Goals. No later than ninety (90) days after the commencement of each Performance Period, the Committee may, in its sole discretion, establish in writing one or more preestablished, objective performance goals for such Performance Period. Such performance goal(s) shall state, in terms of an objective formula or standard, the amount of the target number of Shares determined for such Performance Period payable to Executive upon achievement of each such performance goal (or any specified threshold, intermediate, target, maximum or other level with respect thereto).

E.    Stock Incentive Plan. This Exhibit E shall be subject to the terms and conditions of, the Stock Incentive Plan. If there is any conflict between the provisions of the Agreement or this Exhibit E and the Stock Incentive Plan or any RSU award agreement, the Agreement or this Exhibit E (as applicable) shall control.

F.    Vesting and Payment. Vesting of each RSU shall be as set forth in the award agreement underlying the RSU. Except as otherwise provided in the Agreement, any RSUs which become fully vested and nonforfeitable under paragraph C of this Exhibit E shall be settled by delivery of whole Shares to Executive within 60 (sixty) days after the date those Shares become vested. Notwithstanding anything in this Exhibit E to the contrary, if the 60 day payment distribution period spans two calendar years, the payment to which Executive is entitled under this paragraph E shall be made in the second calendar year.
Exhibit E

EXHIBIT F
FORM OF RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made and entered into by Malissia Clinton (“Employee”) on the date set forth below.
WHEREAS, Employee and Meritage Homes Corporation, Inc. (the “Company”) entered into an Employment Agreement dated [date of agreement] (“Employment Agreement”); and
WHEREAS, Employee is a participant in that certain Meritage Homes Corporation Executive Severance Plan (the “Severance Plan”); and
WHEREAS, pursuant to the terms of the Employment Agreement and the Severance Plan, Employee agreed to execute and deliver Company a written waiver and general release agreement as a condition precedent to her right to receive certain amounts under the Employment Agreement and/or Severance Plan;
NOW, THEREFORE, in consideration of the promises and payments set forth in the Employment Agreement and the Severance Plan, Employee agrees as follows:
1.    Meaning of “Released Parties”: The term Released Parties, as used throughout this Agreement, includes the Company and all of its past, present, and future shareholders, parents, subsidiaries, and affiliates, joint venturers, and other current or former related entities thereof, and all of the past, present, and future officers, directors, employees, agents, insurers, legal counsel, and successors and assigns of said entities.
2.    Employee’s Release of Claims: Subject to Paragraph 4 of this Agreement, Employee, on behalf of herself, her spouse (if any), representatives, agents, heirs, trusts and assigns, hereby unconditionally and irrevocably releases Released Parties to the maximum extent permitted by law, from any and all claims, debts, obligations, demands, judgments, or causes of action of any kind whatsoever, whether known or unknown that Employee has or may have had prior to the Effective Date of this Agreement (as defined in Paragraph 3(f) below) for any action or omission by Released Parties and/or due to any matter whatsoever relating to Employee’s employment or cessation of employment with the Company. Without limiting in any way the foregoing general release, this release specifically includes the following:
a.    All claims and causes of action arising under the following laws, as amended: Section 1981 of the Civil Rights Act of 1866; Title VII of the Civil Rights Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Labor Management Relations Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Genetic Information Nondiscrimination Act of 2008; the Health Insurance Portability and Accountability Act; the Occupational and Safety Health Act; the Equal Pay Act; Executive Orders 11246 and 11141; the Consolidated Omnibus Budget Reconciliation Act of 1986; the Rehabilitation Act of 1973; the Electronic Communications Privacy Act of 1986 (including the Stored Communications Act); the Arizona Wage Statute, A.R.S. § 23-350, et seq., the Arizona Civil Rights Act, the Arizona Employment Protection Act, and the Arizona Constitution; and
b.    All claims and causes of action arising under any other federal, state or local law, regulation or ordinance, including for employment discrimination on any basis, hostile working environment, retaliation, wrongful discharge, retaliatory discharge, constructive discharge,
Exhibit F

unsafe working conditions, breach of express or implied contract, breach of collective bargaining agreement, breach of implied covenant of good faith and fair dealing, fraud, detrimental reliance, promissory estoppel, defamation, negligence, negligent or intentional misrepresentation, invasion of privacy, interference with economic gain or contractual relations, and intentional and negligent infliction of emotional distress or “outrage”; and
c.    All claims and causes of action by the Employee that Released Parties have acted unlawfully or improperly in any manner whatsoever.
3.    Age Discrimination in Employment Act; Older Workers Benefit Protection Act of 1990: In addition to the general release in Paragraph 2 of this Agreement, the Employee is waiving and releasing any and all claims against Released Parties under the Age Discrimination and Employment Act (“ADEA”) that arose at any time during the Employee’s employment with the Company, up to and including her last day of employment. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, the Employee acknowledges and agrees that the Employee has been provided a copy of this Agreement, has signed this Agreement voluntarily, and with full knowledge of its consequences. In addition, the Employee hereby acknowledges and agrees as follows:
a.    This Agreement has been written in a manner that is calculated to be understood, and is understood, by the Employee;
b.    The release provisions of this Agreement apply to any rights the Employee may have under the ADEA up to the date of this Agreement;
c.    The release provisions of this Agreement do not apply to any rights or claims the Employee may have under the ADEA that arise after the date she signs this Agreement;
d.    The Employee has been advised that she should consult with an attorney prior to signing this Agreement;
e.    The Employee has been provided a period of twenty-one (21) calendar days (the “Review Period”) from her last day of employment with the Company to consider this Agreement. The Employee may, but is not required to, accept and sign this Agreement before the expiration of the Review Period, but no earlier than her last day of employment with the Company. If the Employee signs this Agreement before the expiration of the Review Period, the Employee agrees that she is knowingly and expressly waiving the time-period;
f.    For a period of seven (7) calendar days following her signing of this Agreement, the Employee may revoke this Agreement by providing written notice of any such revocation to Chief People Officer, on or before the seventh day after the Employee signs the Agreement. This Agreement shall become “effective” on the eighth calendar day after the Employee signs it if it has not been revoked during the seven (7) day revocation period (the “Effective Date”);
g.    Pursuant to the Severance Plan, payment of any severance benefits under the Severance Plan is conditioned on the execution of this Agreement within the Review Period and the running of the revocation period described in 3(f) (“Revocation Period”); and
h.    The Employee may not sign this Agreement until after her last day of employment with the Company and the Agreement shall not be effective if the Employee executes the Agreement prior to such date.
Exhibit F

4.    Protected Rights: The Employee understands that nothing contained in this Agreement shall be construed to prohibit her from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or any state or federal agency. The Employee understands that she has waived and released any and all claims for money damages and equitable relief that the Employee may recover from Released Parties pursuant to the filing or prosecution of any administrative charge against Released Parties, or any resulting civil proceeding or lawsuit brought on her behalf for the recovery of such relief, and which arises out of the matters that are and may be released or waived by this Agreement. The Employee also understands, however, that this Agreement does not limit her ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit the Employee’s right to receive an award for information provided to any government agencies.
5.    Pension Plan: This Agreement shall not affect any vested rights the Employee has under an ERISA pension benefit plan(s).
6.    Medicare: The Employee affirms, covenants, and warrants she is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if the Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. The Employee affirms, covenants, and warrants she has made no claim for illness or injury against, nor is she aware of any facts supporting any claim against, the Released Parties under which Released Parties could be liable for medical expenses incurred by the Employee before or after the execution of this agreement. Furthermore, the Employee is aware of no medical expenses which Medicare has paid and for which Released Parties are or could be liable now or in the future. The Employee agrees and affirms that, to the best of her knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Employee will indemnify, defend, and hold Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and the Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
7.    Attorneys’ Fees and Costs: In any proceeding or action to enforce this Agreement or to recover damages arising out of its breach, the prevailing Party shall be awarded its reasonable attorneys’ fees and costs.
8.    Governing Law and Venue: This Agreement will be interpreted and construed in accordance with the laws of the State of Arizona, insofar as federal law does not control, and venue as to any dispute regarding this Agreement, or interpretation thereof, shall be in Maricopa County, Arizona.
9.    Modification of Agreement: This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by the Employee, and an authorized representative of the Company.
10.    The Employee’s Representations: The Employee warrants that the Employee is over the age of eighteen (18) and competent to sign this Agreement; that in signing this Agreement the Employee is not relying on any statement or representation by the Company that is not contained in this Agreement, but is relying upon the Employee’s judgment and/or that of
Exhibit F

the Employee’s legal counsel and/or tax advisor; that the Agreement was signed knowingly and voluntarily without duress or coercion in any form; and that the Employee fully understands the same is a FULL and FINAL SETTLEMENT of any and all claims against Released Parties which have been or could have been asserted or on account or arising out of the Employee’s employment relationship with the Company or the actions of any of Released Parties. The Employee further represents and certifies that the Employee has been given a fair opportunity to review the terms of this Agreement and has determined that it is in the Employee’s best interest to enter into this Agreement.
11.    Drafting and Construction: This Agreement may not be construed in favor of or against either the Employee or the Company (each, a “Party”) on the grounds that said Party was less or more involved in the drafting process.
ACCEPTED AND AGREED:

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Malissia Clinton                        Date

Exhibit F